EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-87661, 333-108298, 333-154850) of John B. Sanfilippo & Son, Inc. of our report dated August 25, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 26, 2010